[Letterhead of Frost Brown Todd LLC]

September 30, 2010

Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky 40223

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Lightyear Network Solutions, Inc., a Nevada corporation, (the  "Company"), in connection with the registration of 1,000,000 shares of common stock (the "Common  Stock") of the Company covered by the Registration Statement on Form S-8 filed by the Company pursuant to the Securities Act of 1933, as amended, to which this opinion is an exhibit, pursuant to which Common Stock may be issued pursuant to and under the terms of the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan (the "Plan").  In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	Amended and Restated Certificate of Incorporation of the Company, as currently in effect;

2.	Bylaws of the Company, as currently in effect;

3.
Resolutions of the Board of Directors of the Company approving the Plan and authorizing the issuance of the Common Stock pursuant to the terms of the Plan and the registration of the Common Stock under the Plan; and

4.	The Plan, as approved by the Board of Directors and shareholders of the Company.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that all actions required to be taken under the Plan by the Board of Directors of the Company or the Company have been or will be taken by the Board of Directors of the Company or the Company, as applicable.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly and validly authorized for issuance in accordance with the terms of the Plan, and when and if the Common Stock is issued, delivered and paid for, in accordance with the terms of the Plan, it will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and General Corporation Law of the State of Nevada, although the Company acknowledges that we are not admitted to practice in the State of Nevada, and we do not express any opinion herein concerning any other law or jurisdiction.

400 West Market Street, 32nd Floor	Louisville, Kentucky 40202-3363	(502) 589-5400 • (502) 581-1087 fax	www.frostbrowntodd.com

September 30, 2010

The opinion expressed herein is limited to the matters specifically set forth herein and is as of the date hereof, and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including amendments thereto.

Very truly yours,

FROST BROWN TODD LLC

By:	/s/ Frost Brown Todd LLC